Exhibit 4.3

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this "Agreement") is made and entered into as of the 23rd day of November, 2004 by and between Midway Games Inc., a Delaware corporation, having its principal executive offices at 2704 West Roscoe Street, Chicago, Illinois 60618 (the "Corporation") and ____________ residing at __________________, California ("Employee").

W I T N E S S E T H:

WHEREAS, Employee, who has not previously been employed by the Corporation or its subsidiaries, is accepting an offer of employment to serve the Corporation as an employee at the Corporation's wholly-owned subsidiary; and

WHEREAS, simultaneously herewith Employee and Midway Studios-Los Angeles Inc., a California corporation, are entering into an Employment Agreement (the "Employment Agreement") that, among other matters, requires the Corporation to award the restricted stock provided for in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as a material inducement to Employee's entering into the Employment Agreement the Corporation is hereby granting to Employee shares of the Corporation's common stock, $.01 par value ("Common Stock"), on the terms and conditions, and subject to the restrictions, herein set forth:

Section 1.   Definitions.

As used in this Agreement, the following terms shall have the following meanings:

A.  "Date of Award" means November 23, 2004.

B.  "Period of Restriction" means, with respect to Restricted Shares, the period of time between the Date of Award and the date of vesting as set forth in Section 4 hereof.

C.  "Restricted Shares" means the number of shares of the Corporation's Common Stock being granted pursuant to Section 2 hereof, as well as any additional shares of Common Stock or other securities that may be issued pursuant to Section 10 hereof.

Section 2.   Award. Effective as of the Date of Award, the Corporation awards to Employee an aggregate of ________ Restricted Shares subject to the terms of this Agreement, including, without limitation, the forfeiture provisions set forth in Section 3 hereof and the limitations on transfer set forth in Section 5 hereof.

Section 3.   Forfeiture of Shares upon Termination of Employment during Period of Restriction. If the services of Employee to the Corporation shall be terminated during the Period of Restriction for any reason other than a termination by the Corporation without cause (as such term is defined in the Employment Agreement), Employee shall immediately forfeit to the Corporation all Restricted Shares that have not previously vested as provided in Section 4 hereof, without any consideration paid to Employee, and, thereafter, Employee shall have no further rights with respect to such Restricted Shares.

Section 4.   Lapse of the Period of Restriction. The Period of Restriction shall lapse, and the forfeiture provisions of Section 3 hereof shall no longer be applicable as to Restricted Shares held by or on behalf of Employee according to the following schedule, if Employee shall have been continuously employed by the Corporation from the Date of Award through the date of such lapse: as to forty percent (40%) of the Restricted Shares, on or after the date which is twelve months after the Date of Award; as to thirty percent (30%) of the Restricted Shares, on or after the date which is twenty-four months after the Date of Award; as to the remaining thirty percent (30%) of the Restricted Shares, on or after the date which is thirty-six months after the Date of Award. If any installment includes a fraction of a share, the Period of Restriction with respect to such fraction shall not then lapse, and the fraction shall be carried forward and added to subsequent installments. If earlier, the Period of Restriction will lapse with respect to Restricted Shares then held by Employee upon the termination by the Corporation of Employee's services to the Corporation without cause (as such term is defined in the Employment Agreement), or (ii) the termination by the Employee of his or her services with the Corporation for “good reason” (as such term is defined in the Employment Agreement).

Section 5.   Limitations on Transfer during Period of Restriction. Restricted Shares may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered during the Period of Restriction, and no such sale, assignment, transfer, exchange, pledge, hypothecation, or encumbrance, whether made or created by voluntary act of Employee or of any agent of Employee or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Corporation or any agent or any custodian holding certificates for such Restricted Shares during the Period of Restriction.

Section 6.   Stockholder Rights during Period of Restriction. Unless and until the Restricted Shares are forfeited as set forth in Section 3 hereof, Employee shall have all of the rights of a stockholder of the Corporation with respect to Restricted Shares, including the right to vote and to receive dividends on the Restricted Shares, during the Period of Restriction.

Section 7.   Registration Rights. The Corporation, at its cost, shall promptly prepare and file a registration statement under the Securities Act of 1933, as amended (the "Act") with respect to the resale of the Restricted Shares and shall cause such registration statement to become effective as promptly as practical and shall cause such registration statement to remain in effect (together with a resale prospectus at all times meeting the requirements of the Act) until such registration statement is no longer required for Employee to publicly offer and sell the Restricted Shares.

Section 8.   Restricted Shares as Investment. Employee agrees that all Restricted Shares awarded hereunder are being acquired in good faith for investment purposes only and not for sale or distribution, except pursuant to a registration statement or an applicable exemption from registration under the Act. The Corporation may place a "stop transfer" order with respect to the Restricted Shares with its transfer agent unless the Restricted Shares are registered under the Act.

Section 9.   Legend. Each certificate evidencing the Restricted Shares shall bear a legend referring to this Agreement and to the fact that such Restricted Shares are subject to the forfeiture provisions of Section 3 hereof during the Period of Restriction. The Corporation shall cause certificates without such legend to be issued for any of the Restricted Shares as and when the Period of Restriction lapses. Each certificate may also bear a restrictive legend, in the discretion of the Corporation, until registered. The form of such legends shall be as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN A RESTRICTED STOCK AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

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THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION OR QUALIFICATION THEREOF UNDER SUCH ACT AND SUCH APPLICABLE STATE OR OTHER JURISDICTION'S SECURITIES LAWS OR AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED.

Employee agrees to deliver to the Corporation for cancellation, upon request of the Corporation, any certificate representing Restricted Shares that have been forfeited.

Section 10.   Adjustment in Certain Events. If there is any change in the Common Stock by reason of stock dividends, split-ups, mergers, consolidations, reorganizations, combinations or exchanges of shares or the like, each Restricted Share under this Agreement shall be adjusted in the same manner as any other share of the Common Stock and the provisions of this Agreement shall extend not only to the number of Restricted Shares awarded hereunder, but also to all additional shares of Common Stock or other securities received by Employee pursuant to any such change with respect to the Restricted Shares granted hereunder, which additional shares of Common Stock or other securities shall be deemed to be Restricted Shares for purposes of this Agreement.

Section 11.   Enforceability. Should a court of competent jurisdiction deem any of the provisions in this Agreement to be unenforceable in any respect, it is the intention of the parties to this Agreement that this Agreement be enforced to the greatest extent deemed to be enforceable.

Section 12.   Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Illinois, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

Section 13.   Withholding. The Corporation may withhold, and establish from time to time appropriate procedures to provide for payment or withholding of, such income or other taxes as may be required by law to be paid or withheld in connection with the Restricted Shares. Employee shall comply with any procedures established from time to time by the Corporation to ensure that the Corporation receives prompt notice of the occurrence of any event which may create, or affect the timing or amount of, any obligation to pay or withhold any such taxes or which may make available to the Corporation any tax deduction resulting from the occurrence of such event.

Section 14.   Section 83(b) Tax Election. Employee understands that he may elect to be taxed at the time the Restricted Shares are acquired rather than when such shares cease to be subject to forfeiture restrictions by filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), with the Internal Revenue Service within thirty (30) days after the Date of Award. A form for making this election is attached as Exhibit 1 hereto. Employee understands that the failure to make this filing within the thirty (30) day period will result in the recognition of ordinary income by Employee as the forfeiture restrictions on the Restricted Shares lapse measured by the value of the Restricted Shares at that time. Employee agrees that he is relying on his own tax advisors and is not relying on the Corporation with respect to any election that he may make under Section 83(b) of the Code.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day first written above.

MIDWAY GAMES INC.

By:
Name: Thomas E. Powell
Title: Executive Vice President - Finance, CFO and Treasurer

AGREED AND ACCEPTED:

By:
Employee

Note: This form was executed by each of the following persons with respect to the following number of shares of restricted stock:

Teresa Chang	30,952
Damon Dubois	9,524
David Gautrey	4,762
James Guintu	7,143
Paul Interrante	21,429
Peter Jefferies	9,524
Ben Kutcher	7,143
Mark Lappin	7,143
James Maxwell	30,952
David Ollman	30,952
Adam Phul	7,143
Richie Romero	4,762
Barclay Smith	9,524
Paul Stapley	9,524

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